Exhibit 2.2

EXECUTION VERSION
LIMITED GUARANTEE
     Limited Guarantee, dated as of May 10, 2011 (this “Limited Guarantee”), by the parties listed on Exhibit A hereto (each a “Guarantor” and collectively, the “Guarantors”), in favor of CKx, Inc., a Delaware corporation (the “Guaranteed Party”). Reference is hereby made to the Agreement and Plan of Merger, dated as of even date herewith (as the same may be amended from time to time, the “Merger Agreement”), among the Guaranteed Party, Colonel Holdings, Inc., a Delaware corporation (“Parent”), and Colonel Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). Capitalized terms used herein but not otherwise defined have the meanings ascribed to them in the Merger Agreement.
     1. Limited Guarantee. Each Guarantor hereby guarantees, severally and not jointly, and not jointly and severally, to the Guaranteed Party, on the terms and subject to the conditions set forth herein, the payment and performance of a portion of Parent’s payment obligation of the Reverse Termination Fee (the “Guaranteed Obligations”) to the Guaranteed Party arising under, or in connection with and on the terms and subject to the conditions set forth in, the Merger Agreement in an amount equal to the percentage of the Maximum Aggregate Amount set forth opposite such Guarantor’s name on Exhibit A hereto (such amount with respect to each Guarantor is such Guarantor’s “Maximum Guarantor Amount”); provided, that the maximum liability of each Guarantor hereunder shall not exceed such Guarantor’s Maximum Guarantor Amount and the maximum aggregate liability of all of the Guarantors hereunder shall not exceed $40,000,000 (the “Maximum Aggregate Amount”), and it being further understood that this Guarantee may not be enforced without giving full and absolute effect to the Maximum Aggregate Amount and each Maximum Guarantor Amount. The Guaranteed Party hereby agrees that the Guarantors shall in no event be required to pay to any Person or Persons in the aggregate more than the Maximum Aggregate Amount (and that no Guarantor shall be required to pay to any Person or Persons in the aggregate more than such Guarantor’s Maximum Guarantor Amount) under, or in respect of, or in connection with this Limited Guarantee or the Merger Agreement and no Guarantor shall have any obligation or liability to any Person under this Limited Guarantee, the Merger Agreement other than as expressly set forth herein. Notwithstanding anything to the contrary contained in this Limited Guarantee, the Guaranteed Party hereby agrees that to the extent Parent is relieved of all or any portion of the Guaranteed Obligations by satisfaction thereof on the terms and subject to the conditions set forth in the Merger Agreement or pursuant to any other agreement with the Guaranteed Party, each Guarantor shall be similarly relieved, to such extent, of its obligations under this Limited Guarantee.
     2. Terms of Limited Guarantee.
          (a) This Limited Guarantee is one of payment and performance, not collection, and a separate action or actions may be brought and prosecuted against the Guarantors to enforce this Limited Guarantee, irrespective of whether any action is brought against Parent or any other Person or whether Parent or any other Person is joined in any such action or actions. Each Guarantor reserves the right to (i) set-off any amount owed hereunder by such Guarantor against any payment owing by the Guaranteed Party to Parent or the Guarantors and (ii) assert any and all defenses which Parent may have to payment of the Guaranteed Obligations.

          (b) The liability of the Guarantors under this Limited Guarantee shall, to the fullest extent permitted under applicable Law, be absolute and unconditional irrespective of:
          (i) any change in the corporate existence, structure or ownership of Parent, or any insolvency, bankruptcy, reorganization, liquidation or other similar proceeding of Parent or affecting any of its assets;
          (ii) any change in the manner, place or terms of payment or performance, or any change or extension of the time of payment or performance of, renewal or alteration of, any Guaranteed Obligation, any liability incurred directly or indirectly in respect thereof, or any amendment or waiver of or any consent to any departure from the terms of the Merger Agreement or the documents entered into in connection therewith, in each case, made in accordance with the terms thereof;
          (iii) the existence of any claim, set-off or other right that the Guarantors may have at any time against Parent, whether in connection with any Guaranteed Obligation or otherwise; or
          (iv) any action or inaction on the part of the Guaranteed Party that is not in violation of the terms of the Merger Agreement, the Equity Commitment Letter of the Guarantors, dated as of even date herewith (the “Equity Commitment Letter”), or this Limited Guarantee, including, without limitation, the absence of any attempt to assert any claim or demand against Parent or Merger Sub or collect the Guaranteed Obligations from Parent or the Guarantors.
          (c) In the event that any payment to the Guaranteed Party in respect of any Guaranteed Obligation is rescinded or otherwise must be and is returned to the Guarantors for any reason whatsoever, the Guarantors shall remain liable hereunder with respect to the Guaranteed Obligation on the terms and subject to the conditions hereof as if such payment had not been made.
          (d) The Guarantors hereby expressly waive any and all rights or defenses arising by reason of any law which would otherwise require any election of remedies by the Guaranteed Party. The Guarantors waive promptness, diligence, notice of acceptance of this Limited Guarantee and of the Guaranteed Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the incurrence of any Guaranteed Obligations and all other notices of any kind (except for notices to be provided to Parent and in accordance with Section 9.2 of the Merger Agreement), all defenses which may be available by virtue of any stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of Parent or any other person interested in the transactions contemplated by the Merger Agreement, and all suretyship defenses generally (other than fraud or willful misconduct by the Guaranteed Party or any of its Subsidiaries, defenses to the payment of the Guaranteed Obligations that are available to Parent or Merger Sub under the Merger Agreement or breach by the Guaranteed Party of this Limited Guarantee). The Guarantors acknowledge that they will receive substantial direct and indirect benefits from consummation of the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefit.

     3. Sole Remedies. The Guaranteed Party acknowledges and agrees that the sole cash asset of Parent is cash in a de minimis amount and that no additional funds are expected to be contributed to Parent unless and until the Closing occurs. No Guarantor shall have any obligation or liability to any Person relating to, arising out of or in connection with the Merger Agreement, this Limited Guarantee, the Equity Commitment Letter or the transactions contemplated thereby other than as expressly set forth herein. The Guaranteed Party further agrees that it has and shall have no right of recovery against any of the Guarantors, any former, current or future assignee of any of the Guarantors or any current or future, direct or indirect director, officer, employee, agent, Lender or other financing source, Representative or Affiliate of any of the Guarantors, any former, current or future, direct or indirect holder of any equity interests or securities of any of the Guarantors (whether such holder is a limited or general partner, member, stockholder, securityholder or otherwise), any former, former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, securityholder, Affiliate, controlling Person, Lender or other financing source, Representative or assignee of any of the foregoing other than Parent or its assignees under the Merger Agreement (any such person or entity, other than the undersigned, or Parent, or its assignees under the Merger Agreement, a “Related Person”), through Parent or otherwise, whether by or through attempted piercing of the corporate, limited liability company or limited partnership veil, by or through a claim by or on behalf of Parent against the Guarantors or any Related Person, or otherwise, except for its rights against the Guarantors under this Limited Guarantee and pursuant to the terms and subject to the conditions hereof and its limited rights in connection with the enforcement of the Equity Commitment Letter (pursuant to and subject to Section 5 thereof and the conditions set forth in Sections 8.3(f) and 9.10(b) of the Merger Agreement). Recourse against the Guarantors under this Limited Guarantee shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of the Guaranteed Party and all of its Affiliates against the Guarantors and any Related Person in respect of any breach, loss or damage arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby (including in respect of any oral representations made or alleged to be made in connection therewith), other than any remedies available pursuant to the terms of the Equity Commitment Letter (pursuant to and subject to Section 5 thereof and the conditions set forth in the Merger Agreement). The Guaranteed Party hereby covenants and agrees that it shall not institute, and shall cause its Related Persons and stockholders not to institute, any proceeding or bring any other claim (whether at law, in equity, in contract, in tort or otherwise) arising under, or in connection with, the Merger Agreement, the Equity Commitment Letter or the transactions contemplated thereby, or in respect of any oral representations made or alleged to be made in connection herewith, against any of the Guarantors or any Related Person, except for claims of the Guaranteed Party against the Guarantors under this Limited Guarantee and claims permitted pursuant to the terms of the Equity Commitment Letter (subject to Section 5 thereof and the conditions set forth in Sections 8.3(f) and 9.10(b) of the Merger Agreement). Without prejudice to any right to specific performance that the Guaranteed Party may have under the Merger Agreement, the Guaranteed Party further covenants and agrees that it shall not have the right to recover, and shall not recover, and it shall not institute, directly or indirectly, and shall cause its Related Persons not to institute, any proceeding or bring any other claim to recover, more than the Maximum Aggregate Amount in aggregate from the Guarantors, their permitted assignees and Parent or the applicable Maximum Guarantor Amount from each Guarantor and its permitted assignees in respect of any liabilities or obligations of the Guarantors, Parent or Merger Sub arising under or in connection with the Merger Agreement, this Limited Guarantee or the transactions contemplated hereby or thereby, and the Guaranteed Party shall promptly return all monies paid to it or its Related Persons in excess of such liabilities or obligations. Nothing set forth in this Limited Guarantee shall confer or give to any Person other than the Guaranteed Party any rights or remedies against any Person, including the Guarantors, except as expressly set forth herein. The Guaranteed Party acknowledges that each Guarantor is agreeing to enter into this Limited Guarantee in reliance on the provisions set forth in this Section 3. This Section 3 shall survive termination of this Limited Guarantee.
     4. Representations and Warranties. Each Guarantor hereby represents and warrants with respect to itself that:
          (a) this Limited Guarantee constitutes a legal, valid and binding obligation of such Guarantor enforceable against such Guarantor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law); and
          (b) such Guarantor has unfunded capital commitments in an amount not less than such Guarantor’s Maximum Guarantor Amount.
     5. Termination. This Limited Guarantee shall terminate and the Guarantors shall have no further obligation under this Limited Guarantee as of the earliest to occur of (a) the Effective Time; (b) a valid termination of the Merger Agreement in accordance with its terms in any circumstances other than pursuant to which Parent would be obligated to make any payment under Section 8.3(c) of the Merger Agreement; (c) three months after a valid termination of the Merger Agreement if the Merger Agreement is terminated in any of the circumstances pursuant to which Parent would be obligated to make a payment pursuant to Section 8.3(c) of the Merger Agreement and (d) the payment of the Guaranteed Obligations on the terms and subject to the conditions set forth in the Merger Agreement or pursuant to any other agreement with the Guaranteed Party. Upon any termination of this Limited Guarantee, no Person shall have any rights or claims against any of Parent, the Guarantors or their respective Related Parties under the Merger Agreement, this Limited Guarantee, the Equity Commitment Letter, in respect of any oral representations made or alleged to be made in connection herewith or therewith, in respect of the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise, and none of Parent, the Guarantors or their respective Related Parties shall have any further liability or obligation relating to or arising out of the Merger Agreement, this Limited Guarantee, the Equity Commitment Letter, in respect of the transactions contemplated hereby or thereby or in respect of any oral representations made or alleged to be made in connection herewith or therewith. In the event that the Guaranteed Party or Related Person of the Guaranteed Party asserts in any litigation (whether at law, in equity, in contract, in tort or otherwise) relating to this Limited Guarantee that the provisions of Section 1 hereof limiting the Guarantors’ liability to the Maximum Aggregate Amount or any Guarantor’s liability to such Guarantor’s Maximum Guarantor Amount or the provisions of Section 3 hereof are illegal, invalid or unenforceable, in whole or in part, or asserts any theory of liability against any Guarantor or any of its Related Persons with respect to the transactions contemplated by the Merger Agreement (including in respect of any oral representations made or alleged to be made in connection therewith) other than liability of the Guarantors under this Limited Guarantee (as limited by the provisions of Section 1) or the liability of the Guarantors under the Equity Commitment Letter (pursuant to and subject to the conditions set forth in the Merger Agreement), (i) the obligations of each of Guarantor under this Limited Guarantee shall terminate forthwith and shall thereupon be null and void, (ii) if any of the Guarantors has previously made any payments under this Limited Guarantee, such Guarantor shall be entitled to recover such payments from the Guaranteed Party, and (iii) neither the Guarantors nor any Related Party shall have any liability to the Guaranteed Party or any of its Related Persons with respect to the transactions contemplated by the Merger Agreement, the Equity Commitment Letter or under this Limited Guarantee (including in respect of any oral representations made or alleged to be made in connection therewith). Notwithstanding the foregoing, if on the date of termination of this Limited Guarantee any proceeding to enforce this Limited Guarantee has been commenced, each Guarantor’s obligations hereunder shall survive such termination until such proceeding is finally and conclusively resolved.
     6. Continuing Guarantee. Except to the extent terminated pursuant to the provisions of Section 5 hereof, this Limited Guarantee is a continuing one and shall remain in full force and effect until the payment and satisfaction in full of the Guaranteed Obligations, shall be binding upon the Guarantors, their successors and assigns, and shall inure to the benefit of, and be enforceable by, the Guaranteed Party and its successors, transferees and assigns. All obligations to which this Limited Guarantee applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon.
     7. Entire Agreement. This Limited Guarantee constitutes the entire agreement with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, among Parent and the Guarantors or any of their Related Persons, on the one hand, and the Guaranteed Party or any of its Related Persons, on the other hand.
     8. Amendments and Waivers. No amendment or waiver of any provision of this Limited Guarantee will be valid and binding unless it is in writing and signed, in the case of an amendment, by each of the Guarantors and the Guaranteed Party or, in the case of waiver, by the party or each of the parties against whom the waiver is to be effective. No waiver by any party of any breach or violation of, or default under, this Limited Guarantee, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation or default hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any party in exercising any right, power or remedy under this Limited Guarantee will operate as a waiver thereof. Each and every right, remedy and power hereby granted to the Guaranteed Party or allowed the Guaranteed Party by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Party at any time or from time to time.
     9. Counterparts. This Limited Guarantee may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same instrument. This Limited Guarantee will become effective when duly executed by each party hereto.

     10. Notices. All notices, requests, claims, demands and other communications hereunder shall be given (and shall be deemed to have been duly received if given) by hand delivery in writing or by facsimile transmission with confirmation of receipt, as follows:
     (a) by hand (in which case, it will be effective upon delivery);
     (b) by facsimile (in which case, it will be effective upon receipt of confirmation of good transmission); or
     (c) by overnight delivery by a nationally recognized courier service (in which case, it will be effective on the next business day after being deposited with such courier service; in each case, to the address (or facsimile number) listed below (or to such other address or facsimile number as a party may designate by notice to the other parties):
If to any Guarantor, to it at:
c/o Apollo Management VII, L.P.
9 West 57th Street
43rd Floor
New York, NY 10019
Attention: Laurie Medley
Facsimile: (646) 607-0528
with a copy (which shall not constitute notice) to:
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Attention: James Schwab
                 Neil Goldman
Facsimile: (212) 757-3990
If to the Guaranteed Party, to it at:
CKx, Inc.
650 Madison Avenue
New York, New York 10022
Attention: Howard J. Tytel
Facsimile: (212) 832-5121

with a copy (which shall not constitute notice) to:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention: David E. Shapiro
                 Alison M. Zieske
Facsimile: (212) 403-2000
or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.
     11. Governing Law; Jurisdiction; Venue. This Limited Guarantee shall be governed by and construed in accordance with the Laws of the State of Delaware (without giving effect to conflict of law principles thereof that would result in the application of the Laws of another jurisdiction). Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware) (each, a “Chosen Court”) in the event any dispute arises out of or in any way related to this Limited Guarantee or any transaction contemplated hereby, or in respect of any oral representations made or alleged to be made in connection herewith or therewith, including any Action and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding that it is not subject thereto or that such Action (whether at law, in equity, in contract, in tort or otherwise) may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Limited Guarantee may not be enforced in or by such courts, and the parties hereto irrevocably agree that all Actions (whether at law, in equity, in contract, in tort or otherwise) brought by or against any of the parties hereto or any of their respective Affiliates with respect to such Action shall be heard and determined solely and exclusively in a Chosen Court, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any Chosen Court, (c) agrees that it will not bring any Action in any court other than the Chosen Court and (d) waives any right to trial by jury with respect to any Action (whether at law, in equity, in contract, in tort or otherwise) arising out of or in any way related to this Limited Guarantee or with respect to any Action. The parties hereto agree that any violation of this Section 11 shall constitute a material breach of this Limited Guarantee and shall constitute irreparable harm.
     12. No Assignment. Neither the Guarantors nor the Guaranteed Party may assign its rights, interests or obligations hereunder to any other Person (except by operation of law) without the prior written consent of the Guaranteed Party (in the case of an assignment by the Guarantors) or each of the Guarantors (in the case of an assignment by the Guaranteed Party), except that if a portion of any Guarantor’s commitment under the Equity Commitment Letter is assigned in accordance with the terms thereof, then a corresponding portion of such Guarantor’s Obligations hereunder may be assigned to the same assignee and the undersigned shall theretofore be released from such portion of the Guaranteed Obligations.

     13. No Third Party Beneficiaries. This Limited Guarantee is not intended to, and does not, confer upon any Person other than the Persons who are signatories hereto any rights or remedies hereunder, except that each Related Person of the Guarantors shall be considered a third party beneficiary of the provisions of Section 3 hereof.
     14. Severability. Any term or provision of this Limited Guarantee that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction; provided, however, that this Limited Guarantee may not be enforced without giving full and absolute effect to the limitation of the amount payable by the Guarantors hereunder to the Maximum Aggregate Amount and by each Guarantor to its Maximum Guarantor Amount provided in Section 1 hereof and to the provisions of Sections 3 and 4 hereof. No party hereto shall assert, and each party shall cause its respective Affiliates and Related Parties not to assert, that this Limited Guarantee or any part hereof is invalid, illegal or unenforceable.
     15. Headings. The headings contained in this Limited Guarantee are for convenience purposes only and will not in any way affect the meaning or interpretation hereof.
     16. No Presumption Against Drafting Party. Each of the parties hereto acknowledges that each party to this Limited Guarantee has been represented by counsel in connection with this Agreement and the transactions contemplated by this Limited Guarantee. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.
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     IN WITNESS WHEREOF, the undersigned have executed and delivered this Limited Guarantee as of the date first written above.

GUARANTORS: APOLLO INVESTMENT FUND VII, L.P. By: Apollo Advisors VII, L.P., its general partner

By: Apollo Capital Management VII, LLC, its general partner

By:	/s/ Aaron Stone
Name: Aaron Stone
Title: Vice President

APOLLO OVERSEAS PARTNERS VII, L.P. By: Apollo Advisors VII, L.P., its managing general partner

By: Apollo Capital Management VII, LLC, its general partner

By:	/s/ Aaron Stone
Name: Aaron Stone
Title: Vice President

APOLLO OVERSEAS PARTNERS (DELAWARE) VII, L.P. By: Apollo Advisors VII, L.P., its general partner

By: Apollo Capital Management VII, LLC, its general partner

By:	/s/ Aaron Stone
Name: Aaron Stone
Title: Vice President

[Signature Page to Limited Guarantee]

APOLLO OVERSEAS PARTNERS
(DELAWARE 892) VII, L.P.

By: Apollo Advisors VII, L.P., its general
partner

By: Apollo Capital Management VII,
LLC, its general partner

By:	/s/ Aaron Stone
Name: Aaron Stone
Title: Vice President

APOLLO INVESTMENT FUND (PB)
VII, L.P.

By: Apollo Advisors VII, L.P., its general
partner

By: Apollo Capital Management VII, LLC, its general partner

By:	/s/Aaron Stone
Name: Aaron Stone
Title: Vice President

GUARANTEED PARTY:

CKX, INC.

By:
Name:
Title:
[Signature Page to Limited Guarantee]

APOLLO OVERSEAS PARTNERS
(DELAWARE 892) VII, L.P.

By: Apollo Advisors VII, L.P., its general
partner

By: Apollo Capital Management VII,
LLC, its general partner

By:	Name: Aaron Stone
Title: Vice President

APOLLO INVESTMENT FUND (PB)
VII, L.P.

By: Apollo Advisors VII, L.P., its general
partner

By: Apollo Capital Management VII, LLC,,its general
partner

By:	Name: Aaron Stone
Title: Vice President

GUARANTEED PARTY:

CKX, INC.

By:	/s/ Michael G. Ferrel
Name: Michael G. Ferrel
Title: Chairman and Chief Executive Officer
[Signature Page to Limited Guarantee]